Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
November 1, 2006		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2006 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $1.152 billion ($2.38 per Common share) for the third quarter of 2006, compared to $1.322 billion ($2.59 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses for the third quarter of 2006 was $830 million ($1.72 per Common share), compared to $739 million ($1.46 per Common share) for the third quarter of 2005, an 18 percent increase per Common share. Adjusted operating income is a non-GAAP measure as discussed below.

For the first nine months of 2006, net income for the Financial Services Businesses amounted to $2.251 billion ($4.62 per Common share) compared to $2.842 billion ($5.54 per Common share) for the first nine months of 2005. After-tax adjusted operating income for the Financial Services Businesses for the first nine months of 2006 amounted to $2.181 billion ($4.48 per Common share) compared to $1.908 billion ($3.76 per Common share) for the first nine months of 2005.

“Our business results for the third quarter and first nine months bolster our confidence that we can continue to achieve growth and return on equity consistent with our objectives for the current year and beyond. Our acquisition of Allstate’s variable annuity business earlier this year strengthened our position in the broad retirement and savings market, where we see substantial long-term opportunities that are an excellent fit for our product, risk management and asset management skills. Our domestic protection businesses – Individual Life and Group Insurance – are performing well, and our international businesses continue to register strong earnings growth,” said Chairman and CEO Arthur F. Ryan.

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“Considering our results for the first nine months of the year, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $5.90 to $6.00 for the year 2006, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes stable equity markets over the remainder of the year,” Ryan said. The 2006 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

The company acquired the variable annuity business of The Allstate Corporation on June 1, 2006. Results of the Financial Services Businesses include the results of this business from the date of acquisition.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $465 million for the third quarter of 2006, compared to $341 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $375 million for the current quarter, compared to $281 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $183 million in the current quarter, compared to $120 million in the year-ago quarter. Current quarter results benefited from a $46 million net

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reduction in deferred policy acquisition cost amortization and other costs, reflecting updates of our actuarial assumptions based on an annual review. Current quarter adjusted operating income also included $25 million from compensation received based on multi-year profitability of third party products we distribute. Excluding these items, adjusted operating income from the segment’s individual life insurance business decreased $8 million from the year-ago quarter, primarily reflecting less favorable mortality experience. The segment’s individual annuity business reported adjusted operating income of $192 million in the current quarter, a $31 million increase from the year-ago quarter. Current quarter results benefited from a $37 million net reduction in deferred policy acquisition cost amortization and other costs, reflecting our increased estimate of profitability for annuity products based on an annual review, while results for the year-ago quarter included a net benefit from similar items totaling $57 million. Excluding the effect of these items, adjusted operating income for the segment’s individual annuity business increased $51 million from the year-ago quarter, including a $24 million contribution to current quarter results from the variable annuity business we acquired from Allstate. The remainder of the increase reflected higher asset-based fees due to growth in variable annuity account values. Our Group Insurance segment reported adjusted operating income of $90 million in the current quarter, a $30 million increase from the year-ago quarter. Current quarter results benefited $19 million from refinements of our group disability reserves based on an annual review. The remainder of the increase reflected improved disability claims experience compared to the year-ago quarter.

The Investment division reported adjusted operating income of $252 million for the third quarter of 2006, compared to $257 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $109 million for the current quarter, essentially unchanged from the year-ago quarter. Current quarter Retirement segment results benefited $5 million from mortgage prepayment income, compared to $15 million in the year-ago quarter, while results for the year-ago quarter included transition costs of $11 million relating to integration of the business acquired from CIGNA. The Asset Management segment reported adjusted operating income of $100 million for the current quarter, compared to $116 million in the year-ago quarter.

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The $16 million decrease reflected lower income from the segment’s commercial mortgage operations, which more than offset higher income from asset management fees. Our Financial Advisory segment, which reflects our retail securities brokerage joint venture with Wachovia, reported adjusted operating income of $43 million for the current quarter compared to $31 million in the year-ago quarter. Our 38% share of the venture resulted in adjusted operating income of $73 million for the current quarter, compared to $59 million in the year-ago quarter, reflecting increased fee income. Results for the current quarter and the year-ago quarter each include expenses of $22 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters.

The International Insurance and Investments division reported adjusted operating income of $428 million for the third quarter of 2006, compared to $383 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $397 million for the current quarter, compared to $358 million for the year-ago quarter. Adjusted operating income from our Life Planner insurance operations increased $31 million to $248 million in the current quarter. Adjusted operating income benefited from continued business growth and a favorable impact of $13 million, versus the year-ago quarter, from foreign currency exchange rates. The segment’s Gibraltar Life operations reported adjusted operating income of $149 million for the current quarter, compared to $141 million in the year-ago quarter. Net investment spreads increased $16 million, including $6 million of current quarter investment income associated with a single real estate related investment. Current quarter results also include expenses of $6 million related to the estimated liability for guaranty fund assessments, while results for the year-ago quarter benefited approximately $10 million from a decrease in that liability. Gibraltar Life’s adjusted operating income reflected a favorable impact of $7 million from foreign currency exchange rates versus the year-ago quarter. The International Investments segment reported adjusted operating income of $31 million for the current quarter, compared to $25 million in the year-ago quarter.

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Corporate and Other operations resulted in adjusted operating income of $15 million in the third quarter of 2006, compared to $50 million in the year-ago quarter, reflecting a lower contribution from investment income, net of interest expense, as well as lower income from the company’s real estate and relocation business, which contributed $36 million to current quarter results and $43 million in the year-ago quarter.

Assets under management amounted to $586 billion at September 30, 2006, compared to $522 billion a year earlier and $532 billion at December 31, 2005.

Net income of the Financial Services Businesses for the third quarter of 2006 amounted to $1.152 billion, compared to $1.322 billion in the year-ago quarter. Current quarter net income includes $221 million of net realized investment gains and related charges and adjustments, primarily from fluctuations in value of hedging instruments covering our foreign currency risk. Net income for the current quarter also reflects pre-tax increases of $257 million in recorded asset values and $168 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Current quarter net income also includes $68 million of income (net of related taxes) from discontinued operations, primarily from disposal of a real estate property.

Net realized investment gains in the current quarter include $12 million of losses from impairments and sales of credit-impaired securities. At September 30, 2006, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $751 million, including $645 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $611 million at year-end 2005.

Net income of the Financial Services Businesses for the year-ago quarter included a benefit from reduction of tax liabilities in connection with completion of IRS examinations of the company’s tax returns for the years 1997 through 2001, totaling $720 million, of which $692 million was not applicable to adjusted operating income. Net income for the year-ago quarter also included $79 million of net realized investment gains and related charges and adjustments,

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before income taxes, as well as pre-tax decreases of $99 million in recorded asset values and $47 million in recorded liabilities for which changes in value will ultimately accrue to contractholders. In addition, net income for the year-ago quarter included a loss from discontinued operations of $15 million (net of related taxes).

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from operations before income taxes of $74 million for the third quarter of 2006 and $61 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $150 million in the current quarter and $97 million in the year-ago quarter. The Closed Block Business reported net income for the third quarter of 2006 of $53 million, compared to $42 million for the year-ago quarter.

For the first nine months of 2006, the Closed Block Business reported income from operations before income taxes of $196 million, compared to $504 million for the first nine months of 2005. The Closed Block Business reported net income of $140 million for the first nine months of 2006 and $334 million for the first nine months of 2005.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of

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$1.205 billion for the third quarter of 2006 and $1.364 billion for the year-ago quarter, and reported net income of $2.391 billion for the first nine months of 2006 and $3.176 billion for the first nine months of 2005.

Share Repurchases and Issuance

During the third quarter of 2006, the company acquired 8.3 million shares of its Common Stock, at a total cost of $625 million. From the commencement of share repurchases in May 2002, through September 30, 2006, the company has acquired 144.7 million shares of its Common Stock at a total cost of $7.262 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release, including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of stock, real estate, and other financial markets; (2) interest rate fluctuations; (3) reestimates of our reserves for future policy benefits and claims; (4) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates

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or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (5) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (6) changes in our claims-paying or credit ratings; (7) investment losses and defaults; (8) competition in our product lines and for personnel; (9) changes in tax law; (10) economic, political, currency and other risks relating to our international operations; (11) fluctuations in foreign currency exchange rates and foreign securities markets; (12) regulatory or legislative changes; (13) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (14) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (15) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (16) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (17) changes in statutory or U.S. GAAP accounting principles, practices or policies; (18) changes in assumptions for retirement expense; (19) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and continue share repurchases, and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends or distributions; and (20) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by

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market opportunities. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2005, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, November 2, 2006 at 11 a.m. ET, to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 17. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on November 2, through November 9, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 821371.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, banking and trust services, real estate brokerage franchises, relocation services and, through a joint venture, retail securities brokerage services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,548	$2,574	$7,694	$7,678
Policy charges and fee income	583	668	1,912	1,900
Net investment income	1,952	1,731	5,618	5,000
Asset management fees, commissions and other income	1,024	960	3,044	2,660

Total revenues	6,107	5,933	18,268	17,238

Benefits and expenses:
Insurance and annuity benefits	2,650	2,496	7,818	7,551
Interest credited to policyholders’ account balances	716	653	2,045	1,884
Interest expense	239	143	663	388
Other expenses	1,342	1,610	4,678	4,677

Total benefits and expenses	4,947	4,902	15,204	14,500

Adjusted operating income before income taxes	1,160	1,031	3,064	2,738
Income taxes, applicable to adjusted operating income	330	292	883	830

Financial Services Businesses after-tax adjusted operating income (1)	830	739	2,181	1,908

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	221	79	(40)	563
Investment gains (losses) on trading account assets supporting insurance liabilities, net	257	(99)	(8)	(41)
Change in experience-rated contractholder liabilities due to asset value changes	(168)	47	28	(10)
Divested businesses	4	(1)	13	(5)

Total items excluded from adjusted operating income before income taxes	314	26	(7)	507
Income taxes, not applicable to adjusted operating income	60	(572)	(31)	(480)

Total items excluded from adjusted operating income, after income taxes	254	598	24	987

Income from continuing operations (after-tax) of Financial Services Businesses	1,084	1,337	2,205	2,895
Income (loss) from discontinued operations, net of taxes	68	(15)	46	(53)

Net income of Financial Services Businesses	$1,152	$1,322	$2,251	$2,842

Direct equity adjustment for earnings per share calculation (2)	16	19	51	63

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$1,168	$1,341	$2,302	$2,905

Based on after-tax adjusted operating income	$846	$758	$2,232	$1,971

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.72	$1.46	$4.48	$3.76
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	0.45	0.15	(0.08)	1.07
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.52	(0.19)	(0.02)	(0.08)
Change in experience-rated contractholder liabilities due to asset value changes	(0.34)	0.09	0.06	(0.02)
Divested businesses	0.01	—	0.03	(0.01)

Total items excluded from adjusted operating income, before income taxes	0.64	0.05	(0.01)	0.96
Income taxes, not applicable to adjusted operating income	0.12	(1.11)	(0.06)	(0.92)

Total items excluded from adjusted operating income, after income taxes	0.52	1.16	0.05	1.88

Income from continuing operations (after-tax) of Financial Services Businesses	2.24	2.62	4.53	5.64
Income (loss) from discontinued operations, net of taxes	0.14	(0.03)	0.09	(0.10)

Net income of Financial Services Businesses	$2.38	$2.59	$4.62	$5.54

Weighted average number of outstanding Common shares (diluted basis)	490.5	518.3	497.8	524.5

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$22,053	$22,493
Per share of Common Stock - diluted	45.31	43.79

Attributed equity excluding unrealized gains and losses on investments	$21,015	$21,025
Per share of Common Stock - diluted	43.18	40.94

Number of diluted shares at end of period	486.7	513.6

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$375	$281	$844	$718
Group Insurance	90	60	166	144

Total Insurance Division	465	341	1,010	862

Asset Management	100	116	406	355
Financial Advisory	43	31	14	(51)
Retirement	109	110	388	407

Total Investment Division	252	257	808	711

International Insurance	397	358	1,059	970
International Investments	31	25	109	69

Total International Insurance and Investments Division	428	383	1,168	1,039

Corporate and other operations	15	50	78	126

Financial Services Businesses adjusted operating income before income taxes	1,160	1,031	3,064	2,738

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	221	79	(40)	563
Investment gains (losses) on trading account assets supporting insurance liabilities, net	257	(99)	(8)	(41)
Change in experience-rated contractholder liabilities due to asset value changes	(168)	47	28	(10)
Divested businesses	4	(1)	13	(5)

Total items excluded from adjusted operating income before income taxes	314	26	(7)	507

Income from continuing operations before income taxes - Financial Services Businesses	$1,474	$1,057	$3,057	$3,245

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Insurance Division:

Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$25	$19	$70	$56
Universal life	34	54	117	158
Term life	35	30	100	89

Total excluding corporate-owned life insurance	94	103	287	303
Corporate-owned life insurance	5	3	10	5

Total	$99	$106	$297	$308

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,356	$1,969	$7,045	$5,476

Net sales	$197	$516	$1,383	$1,056

Total account value at end of period	$74,369	$53,517

Group Insurance New Annualized Premiums (4):
Group life	$98	$32	$329	$336
Group disability	29	15	121	137

Total	$127	$47	$450	$473

Investment Division:

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$147.9	$129.8
Retail customers	75.9	70.5
General account	163.8	156.3

Total Investment Management and Advisory Services	$387.6	$356.6

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$6.8	$7.1	$19.4	$15.6

Net additions, other than money market	$3.2	$2.0	$7.4	$6.2

Retail Assets Under Management (in billions):
Gross additions, other than money market	$1.9	$2.5	$7.9	$5.5

Net additions (withdrawals), other than money market	$(0.7)	$0.5	$—	$(0.4)

Wrap-fee Product Assets Under Administration (in billions):
Gross additions	$4.7	$5.3	$17.7	$16.4

Net additions	$1.5	$2.8	$6.8	$8.6

Assets under administration at end of period	$63.9	$50.2

Retirement Segment:

Full Service:
Deposits and sales	$2,914	$3,509	$12,433	$9,960

Net additions (withdrawals)	$(358)	$307	$278	$572

Institutional Investment Products:
Gross additions	$2,004	$802	$4,628	$3,280

Net additions (withdrawals)	$1,293	$(94)	$36	$(19)

International Insurance and Investments Division:

International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$265	$263	$854	$914

Constant exchange rate basis	$269	$264	$867	$901

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Closed Block Business Data:

Income Statement Data:
Revenues	$1,889	$1,865	$5,589	$5,963
Benefits and expenses	1,815	1,804	5,393	5,459

Income from operations before income taxes	74	61	196	504
Income taxes	21	19	56	170

Closed Block Business net income	$53	$42	$140	$334

Direct equity adjustment for earnings per share calculation (2)	(16)	(19)	(51)	(63)

Earnings available to holders of Class B Stock after direct equity adjustment	$37	$23	$89	$271

Net income per share of Class B Stock	$18.50	$11.50	$44.50	$135.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,145	$1,162
Per Share of Class B Stock	572.50	581.00
Attributed equity excluding unrealized gains and losses on investments	$1,079	$1,031
Per Share of Class B Stock	539.50	515.50

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$8,476	$7,791	$23,823	$23,845
Benefits and expenses	6,928	6,673	20,570	20,096

Income from continuing operations before income taxes	1,548	1,118	3,253	3,749
Income tax expense (benefit)	411	(261)	908	520

Income from continuing operations	1,137	1,379	2,345	3,229
Income (loss) from discontinued operations, net of taxes	68	(15)	46	(53)

Consolidated net income	$1,205	$1,364	$2,391	$3,176

Net income:
Financial Services Businesses	$1,152	$1,322	$2,251	$2,842
Closed Block Business	53	42	140	334

Consolidated net income	$1,205	$1,364	$2,391	$3,176

Assets and Asset Management Information (in billions, as of end of period)

Total assets	$446.9	$413.4
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$387.6	$356.6
Non-proprietary assets under management	51.0	48.0

Total managed by Investment Division	438.6	404.6
Managed by International Insurance and Investments Division	82.2	73.0
Managed by Insurance Division	65.4	44.0

Total assets under management	586.2	521.6
Client assets under administration	105.8	96.9

Total assets under management and administration	$692.0	$618.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes Realized investment gains (losses), net, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well.

Adjusted operating income does not equate to “Income from continuing operations before income taxes” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rate amounts are based on the average exchange rates for the year ended December 31, 2005. Single premium business for the Company’s international insurance operations is included in annualized new business premiums based on a 10% credit.

Amounts for new annualized premiums on an actual exchange rate basis for the nine months ended September 30, 2006 reflect changes in the previously reported amount for the three months ended June 30, 2006 from $319 million to $300 million and for the six months ended June 30, 2006 from $608 million to $589 million, revising second quarter fixed annuity production of Life Advisors.

Amounts for new annualized premiums on a constant exchange rate basis for the nine months ended September 30, 2006 reflect changes in the previously reported amount for the three months ended June 30, 2006 from $322 million to $303 million and for the six months ended June 30, 2006 from $617 million to $598 million, revising second quarter fixed annuity production of Life Advisors.